Exhibit 99.1

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS FOR

THE YEAR ENDED DECEMBER 31, 2007

February 5, 2008. Midlothian, Virginia. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC) in Midlothian, Virginia, announced today the Company’s net income for the three months ended December 31, 2007 of $205,000 or $0.08 per fully diluted share, compared to net income of $301,000 or $0.11 per fully diluted share for the same period in 2006. For the year ended December 31, 2007, net income was $1,001,000 or $0.37 per fully diluted share, down 28% from net income of $1,399,000 or $0.59 per fully diluted share for the year ended December 31, 2006.

2007 was a challenging year for the banking industry and the economy as a whole. During the first half of the year, the cost of bank liabilities was increasing as long-term deposits were repricing at higher interest rates thus reducing net interest margins. Then in the latter half of 2007, the financial markets experienced significant turmoil due to the crash of the subprime mortgage loan market, with many banks recording significant write-downs of subprime mortgage loan related assets. As the mortgage market collapsed, home values, which had provided the fuel for consumer spending in recent years, declined and the potential for an economic recession became real. In reaction first to the mortgage market collapse and most recently to the real possibility of a recession, the Federal Open Market Committee of the Federal Reserve reduced short-term interest rates significantly in the last three months of 2007 and has continued to decrease rates in 2008.

How have these events impacted Village Bank? On the positive side, it is important to note that we have never owned nor have we ever originated subprime mortgage loan product. We have no exposure to the collapse of this market, and, in fact, are confident that our asset quality continues to be strong. On the negative side, the decline in short-term interest rates by the Federal Reserve negatively impacted our earnings in the fourth quarter of 2007 and will likely continue to depress our earnings in 2008. This negative impact on our earnings is a result of a significant portion of our loan portfolio, the primary source of revenue to Village Bank, having interest rates that adjust according to the direction of short-term interest rates. Accordingly, as short-term rates are reduced by the Federal Reserve, the income from our loan portfolio is reduced. While the reduction of short-term interest rates will also reduce the rates we pay on deposits, our largest expense, the reduction in interest rates paid on deposits will be slower than the reduction of interest rates on our loan portfolio as deposits generally do not reprice as quickly as loans. Consequently, our net interest income, the primary source of our earnings, will be negatively impacted as long as short-term interest rates continue to be reduced by the Federal Reserve.

Mr. Winfree commented, “The banking industry faced many challenges in 2007, with compressing interest margins, lower net income and declines in the market value of our stock. I know these events have caused concern on the part of our shareholders and customers. This coming year of 2008 will continue to challenge us as interest rates decline and the economy is in the doldrums. But I remain optimistic about the future prospects for our Bank as we have a solid balance sheet and the Richmond market has not been as adversely affected by the so called real estate bubble as have many other markets around the country.”

Net interest income increased from $2,760,000 for the fourth quarter of 2006 to $3,114,000 for the fourth quarter of 2007, and from $10,232,000 for the 2006 year to $11,858,000 for 2007. Changes in net interest income are attributable to changes in the volume of interest-sensitive assets and liabilities and changes in interest rates. The following table shows the affect these changes had on the fourth quarter of 2007 and the year ended December 31, 2007 compared to the same periods for 2006:

Our net interest margin for the fourth quarter was 3.64% compared to 4.27% for the fourth quarter of 2006. Our net interest margin for 2007 declined to 3.81% from 4.48% for 2006. Margin compression was the single largest factor in our decline in profitability in 2007 compared to 2006.

Our total assets grew by 34% in 2007, from $291,218,000 at December 31, 2006 to $390,152,000 at December 31, 2007, or $98,934,000. This growth was greater than we budgeted and was driven by 36% growth in our loan portfolio, from $238,498,000 at December 31 2006 to $323,874,000 at December 31, 2007. While we believe that such growth is healthy for us in the long-term, it did have a negative impact on our earnings in 2007. First, because the growth outpaced our expectations, we were forced to use higher cost certificates of deposit to fund the loan growth. As a consequence, our cost of funds increased. Second, the large loan growth resulted in a much higher provision for loan losses than we anticipated. Provisions for loan losses are required by regulation and generally accepted accounting principles as loans grow to absorb any future losses that may occur from lending. The provision for loan losses increased by $391,000, or 49%, from $796,000 in 2006 to $1,187,000 in 2007.

In addition to the increase in loans in 2007, deposits increased by $85,987,000, or 34%. Demand deposit accounts continue to represent the smallest deposit type, comprising 16% of total deposits at December 31, 2007. This compares with 20% at December 31, 2006. This decline in the percentage of our deposits that are demand deposit accounts negatively impacted our earnings in 2007 as demand deposits represent the lowest cost of funds for Village Bank. This decline was primarily a result of the use of higher cost certificates of deposit to fund the unexpected loan demand discussed previously. Our cost of funds increased from 4.33% for 2006 to 4.84% for 2007.

The mortgage company earnings for the fourth quarter of 2007 amounted to $24,000 as compared to $40,000 for the same period in 2006. However, for the year ended December 31, 2007, the mortgage company had net income of $177,000 compared to $12,000 in 2006. The improved profitability of the mortgage banking business was a result of an increase in loan volume from $59 million in 2006 to $67 million in 2007. Declining interest rates could have a positive impact on the mortgage company’s profitability in 2008 if the rates go so low that they result in a strong refinance market. However, we have yet to see this occur and no assurances can be given that a strong refinance market will result even if interest rates continue to decline.

Stockholders’ equity totaled $26,893,000 at December 31, 2007, which represented a book value of $10.43 per share. This represents an increase of $0.42 per share over the $10.01 book value per share at December 31, 2006. For regulatory purposes, the Company’s capital includes $8,764,000 in trust preferred securities bringing total regulatory capital to $35,657,000. At December 31, 2007, the Company and the Bank exceeded all regulatory capital requirements.

Mr. Winfree concluded, “As always we would like to thank our customers and shareholders for their support of our vision of what community banking should be. With your support we have developed a strong sense of ‘Village Pride.’”

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has ten branch offices. The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2006 and other filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share amounts)

	December 31, 2007	December 31, 2006
Balance Sheet Data	**(Unaudited)**	
Total assets	$ 390,152	$ 291,218
Investment securities	13,711	12,788
Loans held for sale	3,490	3,149
Loans, net	323,874	238,498
Deposits	339,297	253,310
Borrowings	21,900	9,859
Stockholders' equity	26,893	25,644
Book value per share	$ 10.43	$ 10.01
Total shares outstanding	2,577,323	2,562,088
Asset Quality Ratios		
Allowance for loan losses to loans	1.06%	1.06%
Nonperforming assets to loans	0.79%	1.16%

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2006
Selected Operating Data	**(Unaudited)**		**(Unaudited)**	
Interest income	$ 7,020	$ 5,467	$ 25,665	$ 19,019
Interest expense	3,906	2,707	13,807	8,787
Net interest income before provision for loan losses	3,114	2,760	11,858	10,232
Provision for loan losses	376	315	1,187	796
Noninterest income	642	667	2,612	2,483
Noninterest expenses	3,069	2,674	11,766	9,817
Income tax expense	106	137	516	703
Net income	205	301	1,001	1,399
Income per share				
Basic	$ 0.08	$ 0.12	$ 0.39	$ 0.62
Diluted	$ 0.08	$ 0.11	$ 0.37	$ 0.59
Performance Ratios				
Return on average assets	0.22%	0.43%	0.30%	0.57%
Return on average equity	3.05%	4.68%	3.76%	6.28%
Net interest margin	3.64%	4.27%	3.81%	4.48%
Efficiency	81.72%	78.03%	81.31%	77.21%

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